Exhibit 99.1

Five Prime Therapeutics Announces $25 Million Payment by Bristol-Myers Squibb for Cabiralizumab Development Milestone

Initiation of Phase 2 study of Cabiralizumab plus Opdivo in advanced pancreatic cancer

SOUTH SAN FRANCISCO, Calif., Jan. 25, 2018 (GLOBE NEWSWIRE) — Five Prime Therapeutics, Inc. (Nasdaq:FPRX), a biotechnology company discovering and developing innovative immuno-oncology protein therapeutics, today announced that a development milestone for cabiralizumab has been achieved, triggering a $25 million payment from Bristol-Myers Squibb Company (BMS, NYSE:BMY) under the license and collaboration agreement between the companies established in 2015. The milestone was triggered by initiation of a multi-arm Phase 2 clinical trial (NCT03336216), sponsored by Bristol-Myers Squibb Company, evaluating cabiralizumab and Opdivo® (nivolumab) with and without chemotherapy in patients with advanced pancreatic cancer.

“Effective treatment for patients with pancreatic cancer remains a significant unmet need and is a cancer for which existing immunotherapies have not been successful to date,” said Helen Collins, M.D., Senior Vice President and Chief Medical Officer of Five Prime. “We are encouraged by the preliminary data presented at SITC 2017 and are pleased to see this trial underway.”

The Phase 2 trial is expected to enroll approximately 160 patients with locally advanced or metastatic pancreatic cancer that has progressed during or after one line of chemotherapy.

About Cabiralizumab (FPA008)

Cabiralizumab is an investigational antibody that inhibits the CSF-1 receptor and has been shown in preclinical models to block the activation and survival of monocytes and macrophages. Inhibition of CSF1R in preclinical models of several cancers reduces the number of immunosuppressive tumor-associated macrophages (TAMs) in the tumor microenvironment, thereby facilitating an immune response against tumors. Cabiralizumab is currently in clinical trials in oncology indications and in pigmented villonodular synovitis (PVNS). Cabiralizumab is being developed under an exclusive worldwide license and collaboration agreement entered into with Bristol-Myers Squibb (BMS) in October 2015.

About Five Prime

Five Prime Therapeutics, Inc. discovers and develops innovative therapeutics to improve the lives of patients with serious diseases. Five Prime’s comprehensive discovery platform, which encompasses virtually every medically relevant extracellular protein, positions it to explore pathways in cancer, inflammation and their intersection in immuno-oncology, an area with significant therapeutic potential and the focus of the company’s R&D activities. Five Prime has entered into strategic collaborations with leading global pharmaceutical companies and has promising product candidates in clinical and late preclinical development. For more information, please visit www.fiveprime.com or follow us on LinkedIn, Twitter and Facebook

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Forward-looking statements contained in this press release include statements about (i) the progress of the NCT03336216 clinical trial; and (ii) the potential clinical benefit of the combination of cabiralizumab and Opdivo to treat patients with pancreatic cancer. Actual results may differ materially from these forward-looking statements. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

OPDIVO® is a registered trademark of Bristol-Myers Squibb Company.

CONTACT:

Heather Rowe

Senior Director, Investor Relations and Corporate Communications

415-365-5737

heather.rowe@fiveprime.com